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                                                                     EXHIBIT 3.2

                            CERTIFICATE OF AMENDMENT

                                       OF

                                RADIAN GROUP INC.

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    Under Section 242 of the General Corporation Law of the State of Delaware

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            RADIAN GROUP INC. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "GCL"), for the purpose of amending its Restated Certificate of Incorporation pursuant to Section 242 of the GCL does hereby certify as follows:

1. The first sentence of ARTICLE FOURTH of the Restated Certificate of Incorporation of the Corporation is hereby amended and restated in its entirety as follows:

      "FOURTH: Capital Stock. The Corporation shall be authorized to issue two hundred twenty million (220,000,000) shares of capital stock, of which two hundred million (200,000,000) shares shall be Common Stock, par value $.001 per share, and twenty million (20,000,000) shares shall be Preferred Stock, par value $.001 per share."

2. The amendment set forth above has been duly adopted in accordance with
Section 242 of the GCL.

3. This Certificate of Amendment of the Restated Certificate of Incorporation of the Corporation shall be effective at 5:00p.m. as of the 14th day of June, 2001.

            IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly adopted and executed in its corporate name and on its behalf by its duly authorized officer as of the 14th day of June, 2001.

                                      RADIAN GROUP INC.


                                      By: /s/ Howard S. Yaruss
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                                         Name: Howard S. Yaruss
                                         Title: Secretary & S.V.P.